Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations (800) 775-7290	Tony Laday, Investor Relations (972) 770-8890

BRINKER INTERNATIONAL ANNOUNCES PRICING OF $550 MILLION OF NOTES

DALLAS (May 8, 2013) – Brinker International, Inc. (NYSE: EAT) today announced it has priced $550 million of Notes, consisting of two tranches, $250 million due 2018 and $300 million due 2023.

The 2018 Notes will pay interest at 2.600% and mature on May 15, 2018. The 2023 Notes will pay interest at 3.875% and mature on May 15, 2023.

The Company intends to use the net proceeds from the transaction to redeem its outstanding notes due 2014, repay a portion of the outstanding balance of its revolving credit facility and for general corporate purposes, including possible repurchases of common stock under Brinker’s existing share repurchase program.

The redemption of the notes due 2014 will result in a loss of approximately $16 million before taxes and will negatively impact fiscal 2013 fourth quarter diluted earnings per share by approximately $0.14.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are serving as the joint book-running managers for the offering, with Mitsubishi UFJ Securities (USA), Inc., Regions Securities LLC and Wells Fargo Securities, LLC acting as co-managers.

Copies of the prospectus and prospectus supplement relating to this offering may be obtained from:

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Attn: Prospectus Department

222 Broadway

New York, NY 10007

Email: dg.prospectus_requests@baml.com

J.P. Morgan Securities LLC

Attn: Investment Grade Syndicate Desk – 3rd Floor

383 Madison Avenue

New York, NY 10179

Telephone: (212) 834-4533

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. The offering has been made solely by means of the prospectus and the related prospectus supplement. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus and prospectus supplement relating to this offering may be obtained from the Company, any underwriter or any dealer participating in the offering if you make a request by calling toll-free 1-800-326-5897.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, and shall not constitute an offer, solicitation or sale of such notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,588 restaurants under the names Chili’s® Grill & Bar (1,544 restaurants) and Maggiano’s Little Italy® (44 restaurants).